UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

HUTCHINSON TECHNOLOGY INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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HUTCHINSON TECHNOLOGY INCORPORATED

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

(320) 587-3797

December 17, 2014

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders to be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, on Thursday, January 29, 2015. The Secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares over the Internet, by telephone or by mail. If you choose to vote by mail, please mark, sign and date the proxy card you receive and return it in the envelope provided. Instructions regarding all three methods of voting are contained on the following page and on the proxy card.

Sincerely,

Richard J. Penn

Chief Executive Officer

VOTING METHOD

If your shares are registered directly in your name: If you are a shareholder of record, you may vote your shares through the Internet, by telephone or by mail as described below. Please help us save time and postage costs by voting through the Internet or by telephone. Each method is available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the website at http://www.proxypush.com/htch, 24 hours a day, seven days a week, until 11:59 p.m. (CT) on January 28, 2015.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number to obtain your records and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll-free 1-866-883-3382, 24 hours a day, seven days a week, until 11:59 p.m. (CT) on January 28, 2015.

b.	Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by Internet or telephone, please do not mail your proxy card)

a.	Mark, sign and date your enclosed proxy card.

b.	Return it in the enclosed postage-paid envelope or return it to Hutchinson Technology Incorporated, c/o Shareowner ServicesSM, P.O. Box 64945, St. Paul, Minnesota 55164-0945.

If your shares are held in a brokerage, bank or similar account: If you hold your shares in street name, you will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares.

Your vote is important. Thank you for voting.

HUTCHINSON TECHNOLOGY INCORPORATED

Notice of Annual Meeting of Shareholders

to be held on January 29, 2015

The annual meeting of shareholders of Hutchinson Technology Incorporated will be held at the principal executive offices of Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350, commencing at 10:00 a.m., central time, on Thursday, January 29, 2015, for the following purposes:

1.	To elect a board of seven directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

2.	To hold a non-binding, advisory vote regarding the compensation of our named executive officers.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2015.

4.	To transact other business that may properly be brought before the meeting.

Our board of directors has fixed December 3, 2014 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, we urge you to vote your shares through the Internet or by telephone in accordance with the voting instructions provided to you. You may also mark, sign and date the paper proxy card you received to vote your shares and return it in the envelope provided.

By Order of the Board of Directors,

Peggy Steif Abram

Secretary

Hutchinson, Minnesota

December 17, 2014

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on January 29, 2015: the proxy statement and Annual Report on Form 10-K are available at www.htch.com/proxymaterials.

PROXY STATEMENT

GENERAL INFORMATION

Our board of directors is soliciting proxies from our shareholders to vote their shares of our common stock at the annual meeting of shareholders to be held on Thursday, January 29, 2015 at our principal executive offices located at 40 West Highland Park Drive NE, Hutchinson, Minnesota, commencing at 10:00 a.m., central time, and at any adjournments thereof. Our telephone number is (320) 587-3797.

Availability of Proxy Material

On or about December 17, 2014, we will begin mailing to the registered holders of our common stock at the close of business on December 3, 2014 our proxy material, including the form of proxy solicited by our board of directors. We will send the proxy material directly to any shareholder whose shares are registered in the shareholder’s name with our transfer agent, Wells Fargo Bank, N.A. Shareholders who hold their shares in street name, meaning that their shares are held in a brokerage, bank or similar account, will receive our proxy materials and voting instructions from the relevant broker, bank or nominee.

Record Date and Quorum

Only shareholders of record at the close of business on December 3, 2014 will be entitled to vote at the annual meeting or adjournment. At the close of business on the record date, we had 32,107,143 shares of our common stock outstanding and entitled to vote. A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting.

Voting of Proxies

Proxies that are voted through the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned to us, will be voted in the manner specified. A proxy card that is signed and returned without voting instructions will be voted FOR the seven director nominees, FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2015 and FOR the approval of the non-binding, advisory vote regarding the compensation of our named executive officers. A shareholder submitting a proxy may revoke it at any time before it is exercised by sending a written revocation to one of our officers, by delivering a signed proxy card bearing a later date, by submitting a subsequent proxy through the Internet or by telephone or by voting in person at the annual meeting. A shareholder’s most current proxy card or Internet or telephone proxy will be the one that is voted.

Effect of Abstentions and “Broker Non-Votes”

If shareholders indicate on their proxies that they wish to abstain from voting, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the annual meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be taken into account in determining the outcome of any of the proposals and these shareholders are in effect casting a negative vote. A shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a certain proposal will not be considered present and entitled to vote on that proposal.

If a shareholder does not give instructions to its broker as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals, such as the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals, such as the election of directors or approval of the compensation of our named executive officers. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Select Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” occurs and those shares will be counted for the purpose of establishing a quorum, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.

Required Vote

Shareholders are entitled to one vote for each share of our common stock held as of the record date. Directors are elected by a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote. Shareholders do not have the right to cumulate their votes in the election of directors. Negative votes will not affect the outcome of the election of directors. The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our common stock present and entitled to vote is required for approval of the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2015 and the non-binding, advisory vote regarding the compensation of our named executive officers.

Adjournment of Meeting

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Expenses of Soliciting Proxies

We will pay the cost of soliciting proxies in the accompanying form. Our directors, officers and regular employees may solicit proxies personally or by e-mail, telephone, fax or special letter, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our stock, and we will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

Shareholder Proposals

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our annual meeting of shareholders to be held in January 2016, the proposal must be received by us at our principal executive offices no later than August 19, 2015. The proposal must include proof of ownership of our stock and satisfy the other requirements of SEC Rule 14a-8.

Our restated bylaws provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders other than for inclusion in our proxy statement in compliance with SEC Rule 14a-8. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing on a timely basis, together with certain specified information relating to such shareholder’s identity, stock and derivative ownership, the identity and background of the director nominees and other matters. We must receive the notice of a shareholder’s intention to introduce a nomination or to propose an item of business at our annual meeting of shareholders to be held in January 2016 at our principal executive offices no later than October 31, 2015.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Composition of Our Board of Directors

Our restated bylaws provide that our business will be managed by or under the direction of a board of directors of not less than three nor more than twelve directors, which number will be determined by the shareholders at their annual meeting. Each director will be elected at the annual meeting for a term of one year or until a successor has been elected and qualified. Our board of directors has recommended that the number of directors to be elected for the ensuing year be set at seven and has nominated the seven persons named below for election as directors. Proxies solicited by our board of directors will, unless otherwise directed, be voted to elect the seven nominees named below to constitute the entire board of directors.

Directors and Director Nominees

All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in our form of proxy may vote for a substitute nominee in their discretion or our board of directors may recommend that the number of directors to be elected be reduced. The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Director Since

Wayne M. Fortun	65	Chairman of the Board of Directors	1983

Martha Goldberg Aronson	47	Director	2010

Russell Huffer	65	Lead Director	1999

Richard J. Penn	58	President, Chief Executive Officer and Director	2012

Frank P. Russomanno	67	Director	2011

Philip E. Soran	58	Director	2011

Thomas R. VerHage	61	Director	2006

Wayne M. Fortun joined our company in 1975, and has been Chairman of our board of directors since October 1, 2012. He was elected President and Chief Operating Officer in 1983 and Chief Executive Officer in May 1996, and served as President and Chief Executive Officer until September 30, 2012. He is also a director of G&K Services, Inc. and C.H. Robinson Worldwide, Inc.

During Mr. Fortun’s 39 years with our company, he has developed extensive experience and critical knowledge of our company and the disk drive and other industries in which we operate. His intense familiarity with our operations and technologies enable him to be uniquely qualified to serve on our board of directors. His service on the boards of two other public companies provides him with additional valuable operational and managerial perspectives.

Martha Goldberg Aronson has been Executive Vice President and President, Global Healthcare, of Ecolab Inc., a global leader in water, hygiene and energy technologies and services, since September 2012. She joined Ecolab in June 2012 and initially served as Ecolab’s Executive Vice President of Strategic Planning. Prior to joining Ecolab, Ms. Goldberg Aronson had been Senior Vice President and President, North America, of Hill-Rom Holdings, Inc., a leading worldwide manufacturer and provider of medical technologies and related services for the health-care industry, since August 2010. Before joining Hill-Rom, she served as Senior Vice President at Medtronic, Inc., a leading manufacturer of medical devices, from March 2008 to November 2009. She also served as Medtronic’s Vice President – Investor Relations, and in various other domestic and international management positions with Medtronic, since 1991.

Ms. Goldberg Aronson’s years of executive experience in the medical technology and health-care industry provide her with knowledge and expertise in the development and communication of effective business strategies and the pursuit of technological innovation. She provides important perspective on international business matters, drawing upon her tenure in international executive roles, and through her prior investor relations position at Medtronic, has insight in communicating with our company’s investors.

Russell Huffer retired from his positions with Apogee Enterprises, Inc., a manufacturer of glass products, services and systems, in August 2011. From 1999 until January 2011, Mr. Huffer served as Chairman of Apogee’s board of directors. He also served as President, Chief Executive Officer and a director of Apogee from 1998 until his retirement, and had served in various senior management positions with Apogee and its subsidiaries since 1986. In October 2009, Mr. Huffer was appointed to serve as lead director of our board of directors.

Mr. Huffer’s experience as the chief executive officer and in other senior management positions at Apogee provides extensive operational and management insight to our company. His many years at Apogee provide a deep familiarity with the issues associated with technology excellence and operations in a manufacturing company. As a retired chief executive officer of a public company and a current director of NCCI Holdings, Inc., a national workers compensation data management and services provider, he also has a keen understanding of the management and operational requirements needed in a business environment.

Richard J. Penn has been with our company since 1981, and has been our President and Chief Executive Officer since October 1, 2012. Mr. Penn served as our Senior Vice President and President of our Disk Drive Components Division from March 2011 until September 30, 2012. He was Senior Vice President and President of our BioMeasurement Division from April 2007 to March 2011. Prior to that, he was Vice President of Operations from October 2003 to November 2005, and was Senior Vice President and President of our Disk Drive Components Division from November 2005 to April 2007.

During his 33 years with our company, Mr. Penn has developed broad knowledge of our company’s operations, processes and products. His deep familiarity with our customers and with the industries in which our businesses operate, together with the division leadership positions he has held at our company, provide him with the unique capabilities and experience to develop, implement and communicate our business strategies and, as our chief executive officer, lead our business efforts.

Frank P. Russomanno retired from his positions with Imation Corp., a developer, manufacturer and marketer of data storage and imaging products and services, in May 2010. He served as Chief Executive Officer and a director of Imation from April 2007 until his retirement and as Vice Chairman from March 2009 until his retirement. He also had served in various senior management positions, including as President and as Chief Operating Officer, at Imation since 1996, when 3M Company (where Mr. Russomanno began his career in 1973) spun off several business units that became Imation. Mr. Russomanno is also a director of Emrise Corporation.

Mr. Russomanno has extensive executive experience leading a global technology company, with specific expertise in the challenges and opportunities facing the data storage industry. His leadership roles at a publicly traded company has provided him an understanding of corporate governance and investor relations issues. Mr. Russomanno also provides our board of directors with valuable insights on marketing technology products globally.

Philip E. Soran is the founder/Executive Chairman of Vidku, Inc. He co-founded Compellent Technologies, Inc., a publicly traded company that provided highly virtualized storage solutions with automated data management features for enterprise and cloud-computing environments, in 2002. He served as its President and Chief Executive Officer until February 2011, when it was acquired by Dell Inc. Mr. Soran served as the President of Dell Compellent from February 2011 until March 2012. Prior to co-founding Compellent Technologies, Mr. Soran served as Chief Executive Officer and President of XIOtech Corp., a network storage vendor that he co-founded in 1995. Mr. Soran is also a director of SPS Commerce, Inc. and Piper Jaffray Companies. Mr. Soran was also a director of Stellent, Inc., from 2003 to 2006 when the company was acquired by Oracle Corporation.

Mr. Soran’s experience in founding and building software and data management companies provides strategic and operational insight to our board of directors, particularly with respect to emerging technology business opportunities. Our board also benefits from the management and leadership experience he gained as the chief executive officer of a publicly traded company and his experience as a director of other public companies.

Thomas R. VerHage retired from his positions with Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, in October 2011. From 2004 until his retirement, Mr. VerHage served as Vice President and Chief Financial Officer of Donaldson. Prior to joining Donaldson, he was a partner at Deloitte & Touche LLP, an independent registered public accounting firm, from 2002 to 2004, and a partner at Arthur Andersen LLP from 1987 to 2002. He is also a director of Franklin Electric Co., Inc.

Mr. VerHage has extensive public company finance, accounting and audit experience from his experience as chief financial officer of a global manufacturing company and his positions in the public accounting industry. Mr. VerHage’s financial and public accounting experience provides him with broad knowledge related to financial oversight and management of financial resources. As a chief financial officer of a public company, he also has relevant and valuable expertise in providing guidance on financial and risk management processes and in communicating with investors. In addition, Mr. VerHage has valuable insights into the end markets and customers for our disk drive industry products through his work with Donaldson Company’s disk drive filter business.

None of the above nominees is related to each other or to any of our executive officers.

Board of Directors Meetings and Attendance

Our board of directors held nine meetings during our fiscal year that ended September 28, 2014. During fiscal 2014, all of our directors attended at least 90% of the meetings of our board of directors and committees on which he or she served.

Committees of Our Board of Directors

The following table summarizes the composition of each of the committees of our board of directors:

	Audit Committee	Compensation Committee	Governance and Nominating Committee	Competitive Excellence Committee
Independent Directors:
Martha Goldberg Aronson	—	Member	Member	—
Russell Huffer	Member	Member	Chair	—
Frank P. Russomanno	Member	—	Member	—
Philip E. Soran	—	Chair	—	Member
Thomas R. VerHage	Chair	—	—	Member

Wayne M. Fortun, Chairman	—	—	—	Chair
Richard J. Penn, President and CEO	—	—	—	—

Audit Committee

Our board of directors has determined that all members of our audit committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our audit committee held eight meetings in fiscal 2014. Our audit committee’s function is one of oversight and, in that regard, our audit committee meets with our management and internal auditor, and our independent registered public accounting firm, to review and discuss our financial reporting and our controls respecting accounting and risk of material loss. The responsibilities of our audit committee are set forth in the Audit Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Our audit committee received information from management and pre-approved all auditing services and non-audit services provided by our independent registered public accounting firm, and considered, prior to engagement, whether the provision of the non-audit services was compatible with maintaining the independent registered public accounting firm’s independence. Our board of directors has determined that Mr. VerHage is our “audit committee financial expert” as defined by SEC regulations.

Compensation Committee

Our board of directors has determined that all members of our compensation committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, and meet the further requirements for compensation committee members contained in Rule 5605(d)(2)(A) of the NASDAQ Stock Market Rules; are “non-employee directors” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934; and are “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code (the “Code”). Our compensation committee held four meetings in fiscal 2014. As described more fully in the following paragraphs, our compensation committee is responsible for (i) reviewing and approving a program regarding all forms of compensation for executive officers, (ii) reviewing and approving policies and processes for carrying out executive officer evaluations and compensation reviews, (iii) approving the grant of equity-based incentive awards to each of our executive officers and non-employee directors, and (iv) reviewing and recommending for approval by the board of directors or our independent directors, as appropriate, compensation actions involving our executive officers and our non-employee directors. The responsibilities of our compensation committee are set forth in the Compensation Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

At the beginning of each fiscal year, our compensation committee reviews and recommends to our board of directors certain compensation actions involving our executive officers, other than the chief executive officer, including any merit increases to base salary, the payout of annual incentive awards for performance in the prior fiscal year and performance targets for the annual cash incentive plan for the current fiscal year, and approves the grant of equity awards to all of our executive officers. The compensation committee bases these recommendations on its review of competitive market data provided by its compensation consultant, financial and operational performance data for the prior fiscal year, projections for the current fiscal year, and the recommendations of our chief executive officer with respect to compensation actions involving executive officers other than himself. Recommendations regarding the compensation of our chief executive officer are made by the compensation committee in executive session without the chief executive officer present and are based on the committee’s evaluation of the chief executive officer’s performance in the prior fiscal year, considering feedback from each of the chief executive officer’s direct reports and all members of the board of directors. The compensation committee’s recommendations on base salary, annual cash incentive award payout for performance in the prior fiscal year and performance targets for the current fiscal year’s annual cash incentive plan for the chief executive officer are presented to the independent directors for approval, and the compensation committee’s recommendations for the remaining executive officers are presented to the full board of directors for approval. In conjunction with the committee’s compensation consultant, our human resources department provides the compensation committee with regular updates at its scheduled meetings and various tools and resources to keep the committee informed about current trends in executive compensation and market information on pay philosophies, compensation elements separately and in total, and incentive mix.

Our compensation committee also reviews compensation provided to our non-employee directors and, at the beginning of each fiscal year, recommends to our independent directors any changes the committee considers appropriate in the amount or form of such compensation. The compensation committee bases these recommendations primarily on its review of competitive market data, while also considering the company’s cost-containment efforts.

The compensation committee delegates to the chief executive officer authority to approve equity awards involving a limited number of shares per year to employees who are not executive officers of the company. No delegation of the compensation committee’s authority is permitted with regard to compensation actions involving executive officers or non-employee directors of our company.

Governance and Nominating Committee

All members of our governance and nominating committee are “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. Our governance and nominating committee held three meetings in fiscal 2014. Our governance and nominating committee assists our board of directors in developing and implementing our Principles of Corporate Governance, identifying candidates for director positions, determining the composition of our board of directors and our board committees, and maintaining a high standard of governance, care and due diligence in carrying out its responsibilities. The responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter, which is regularly reviewed in light of SEC regulations and NASDAQ Stock Market Rules and is available on our website at www.htch.com.

Competitive Excellence Committee

Our competitive excellence committee assesses the value to our customers of our products and services in each market we serve. The committee bases its assessment on our competitive standing in those competencies that are central to sustaining better value in a target market. The committee evaluates management’s identification of areas that afford opportunities for increasing our competitive standing, management’s effectiveness in achieving such increases, and management’s effectiveness in increasing the value proposition of our products and services in our markets. Our competitive excellence committee held three meetings in fiscal 2014. The responsibilities of our competitive excellence committee are set forth in the Competitive Excellence Committee Charter, which is available on our website at www.htch.com.

Director Independence

Our board of directors has determined that Ms. Goldberg Aronson and Messrs. Huffer, Russomanno, Soran and VerHage are “independent,” as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules.

Director Compensation

Directors who are employees receive no additional compensation for serving on our board of directors. In October 2012, the board of directors reduced the annual cash retainer paid to non-employee board members and the fees for attendance at board and committee meetings by 5% in light of the salary reductions that were applied to all vice presidents and the chief executive officer at that time. In light of the Company’s continuing cost containment efforts, the reduced annual cash retainer has been maintained. The following table describes the compensation arrangements with our non-employee directors (other than the chairman) for the one-year period between our annual shareholder meetings in 2014 and 2015.

Compensation Element	Amount Payable
Annual cash retainers
• Board member	$30,048
• Audit committee chair	$15,000
• Compensation committee and governance and nominating committee chairs	$5,000
• Audit committee member (other than the chair)	$5,000
Meeting fee (1)	$1,188
Stock option award (2)	5,000 shares
Shares in lieu of cash retainer	Unrestricted shares equal in value to 100% of cash retainer elected to be paid in equity.

(1)	We pay a meeting fee for each board of directors and committee meeting attended by a non-employee director in person or by telephone. We also reimburse directors for travel and lodging expenses incurred in connection with their attendance at board of directors and committee meetings and shareholder meetings, and for traveling to visit company operations.
(2)	We provide a stock option award of 5,000 shares to each non-employee director on the date he or she is first elected or appointed to the board. Each non-employee director whose service will continue beyond the annual meeting of shareholders also receives a stock option award on the date of each annual meeting. In December 2014, the stock option award to be provided at the 2015 annual meeting of shareholders was increased from 5,000 shares to 10,000 shares.

At the beginning of fiscal 2014, the compensation committee approved a compensation package for Mr. Fortun, as chairman of our board of directors, providing an annual retainer of $125,000 and a stock option award of 5,000 shares to be made on the date of the 2014 annual meeting of shareholders, along with the grants to the other non-employee directors.

The following table summarizes compensation provided to each non-employee director for services provided during fiscal 2014.

Director Compensation for Fiscal 2014

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
Wayne M. Fortun	125,000	14,841	—	139,841
Martha Goldberg Aronson	47,861	14,841	—	62,720
Russell Huffer	70,923	14,841	—	85,764
Frank P. Russomanno	61,173	14,841	—	76,014
Philip E. Soran	52,861	14,841	—	67,702
Thomas R. VerHage	71,173	14,841	—	86,014

(1)	For fiscal 2014, each non-employee director could elect to receive some or all of the retainer payments to which he or she was entitled in the form of shares of our common stock, with the number of shares determined by dividing the amount of the retainer payment to be received in shares by the fair market value of a share of our common stock on the date the cash retainer payment would have been made, rounded down to the nearest whole share. The following directors made such elections and received the number of shares indicated during fiscal 2014:

Name	Shares Received (#)	Cash Retainer Foregone ($)
Frank P. Russomanno	6,943	26,286
Philip E. Soran	9,258	35,048

(2)	Each non-employee director who was a member of our board on January 30, 2014, the date of our 2014 Annual Meeting of Shareholders, received a non-statutory stock option award with an exercise price of $3.88 per share on that date. The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of options granted in fiscal 2014, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2014.

The aggregate number of shares subject to exercisable and non-exercisable options held by each non-employee director as of September 28, 2014 was as follows:

Name	Number of Shares Underlying Exercisable Options at 9/28/14	Number of Shares Underlying Unexercisable Options at 9/28/14
Wayne M. Fortun	574,074	43,147
Martha Goldberg Aronson	15,001	9,999
Russell Huffer	36,001	9,999
Frank P. Russomanno	7,501	12,499
Philip E. Soran	—	12,499
Thomas R. VerHage	33,001	9,999

Stock Option Grants

        We grant each non-employee director a non-statutory stock option award on the date he or she is first elected or appointed to our board of directors and grant an award to each non-employee director whose service will continue beyond the annual meeting of shareholders on the date of each annual meeting. Until the 2011 Annual Meeting of Shareholders, these grants were made under our 1996 Incentive Plan, as amended and restated on October 10, 2008 (the “1996 Incentive Plan”). Starting with the 2011 Annual Meeting of Shareholders, these grants are made under our 2011 Equity Incentive Plan (the “2011 Incentive Plan”), which was approved by our shareholders at that meeting. Each option has an exercise price equal to the fair market value per share of the common stock on the day the option was granted. Each option granted in fiscal 2014 becomes exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant. Exercisability of an option will be accelerated if a director dies or becomes disabled or upon a change in control of our company. The normal term of a stock option is 10 years from the date of grant. If a director’s service on our board of directors ends prior to that time, vested options will remain exercisable for three months, unless the director’s service ended due to death or disability or after at least five years of service as a director, in which case vested options will remain exercisable for three years after service ends (but not beyond the end of their original 10-year term). If a director has reached age 65 and has completed at least five years of service when his or her service as a director ends, each vested option will remain exercisable until the end of its originally scheduled term. Our compensation committee retains discretion to accelerate the exercisability of any option, and to cancel any option in connection with certain mergers, sales of corporate assets or statutory share exchanges, or any dissolution or liquidation involving our company.

Required Vote

Election to our board of directors of each of the seven nominees named above requires a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

Our board of directors recommends that our shareholders vote FOR the election of each of the seven nominees listed above to constitute our board of directors.

CORPORATE GOVERNANCE

Principles of Corporate Governance

Our board of directors has adopted Principles of Corporate Governance, available on our website at www.htch.com, to assist in the performance of its responsibilities. In addition to corporate governance policies and practices discussed elsewhere in this proxy statement, our Principles of Corporate Governance and related board of directors and board committee actions provide that:

•	All Directors Elected Annually. Our entire board of directors will stand for election at each annual meeting of shareholders.

•	Executive Sessions of Independent Directors. The independent directors will have the opportunity to meet in executive session without inside directors or management present at each regularly scheduled board of directors meeting.

•	Lead Director. If the chairman of our board of directors is our company’s chief executive officer or is not an independent director, the independent directors will select from among themselves a lead director.

•	Evaluating Board and Committee Performance. Annual evaluations of the performance of the board of directors, each of its committees and the individual members of each will be conducted.

•	Share Ownership by Directors. Non-employee directors are expected to accumulate and hold common stock of our company whose value, measured as the greater of current value or original value, is at least five times the amount of the annual cash retainer for a director.

•	Limitations on Other Board Memberships. None of our non-employee directors should serve on the board of directors of more than five other public companies, our chief executive officer should not serve on the board of directors of more than two other public companies, and no member of our audit committee should serve on the audit committee of more than two other public companies.

•	Change in Status. Any independent director whose affiliation or position of principal employment changes materially will offer his or her resignation as a director, and any inside director will offer his or her resignation as a director upon termination of service as an employee of our company.

•	Access to Outside Advisors. Our board of directors and each of its committees may retain independent outside financial, legal or other advisors or consultants as they deem necessary or advisable.

•	Succession Planning. Our board of directors will regularly review succession planning involving the chief executive officer and other senior management positions.

•	Director Orientation and Continuing Education. Each new director will participate in an orientation program, which will include briefings by senior management and each board committee chair on the company’s strategic plans, significant operations, and accounting, financial and risk management issues. In addition, our company will provide all directors with continuing education relevant to their duties as directors.

•	Code of Ethics and Conduct. Our board of directors has adopted a Code of Ethics and Conduct applicable to all of our officers, directors and employees, which also serves as our company’s Code of Ethics for Senior Financial Management. A copy of this code can be found as Appendix 2 to our Principles of Corporate Governance, which is available on our website at www.htch.com.

Board’s Leadership Structure

Our company does not have a policy with respect to separation of the roles of chief executive officer and chairman of the board of directors, because our board of directors believes it is in the best interests of our company to make that determination based on the circumstances. Our chief executive officer does not currently serve as chairman of the board of directors. In addition to other customary duties as chairman of the board of directors, Mr. Fortun consults regularly with our chief executive officer regarding the strategic direction of the company and provides input on the schedules and agendas for meetings of our board of directors. Because Mr. Fortun is not an independent director, our independent directors have selected Mr. Huffer from among themselves to serve as lead director.

As lead director, Mr. Huffer (i) presides as chair of meetings of our board of directors when the chairman of the board of directors is absent, (ii) organizes, convenes and presides over executive sessions of the independent directors, (iii) serves as the principal liaison between the independent directors and the chairman of the board of directors and chief executive officer, (iv) consults with the chairman of the board of directors in establishing schedules and agendas for meetings of our board of directors, and (v) serves in such other capacities with such other duties as the independent directors may determine from time to time.

Our company’s current leadership structure recognizes the day-to-day management role of the chief executive officer, the depth of company and industry experience of our current chairman of the board of directors, and the benefits of having a leader among independent directors to facilitate communication among our independent directors and the chairman of the board of directors and chief executive officer. Our board of directors has determined that this leadership structure is appropriate given the specific characteristics and circumstances of our company because it strengthens the board of directors’ role in fulfilling its risk oversight and general oversight responsibilities and its fiduciary duties to our company’s shareholders.

Board’s Role in Risk Oversight

Management is responsible for day-to-day risk assessment and mitigation activities, and our board of directors is responsible for risk oversight. The board of directors has delegated to the audit committee primary responsibility for reviewing and discussing with management our company’s policies and procedures with respect to risk assessment and management. Management has established a Risk Management Team, which consists of company personnel representing multiple functional areas and is led by the company’s internal audit director, to actively assess the company’s risks and to create and implement strategies to mitigate those risks. The Risk Management Team reports its activities and current assessments at every audit committee meeting. The audit committee periodically reports to our board of directors on risk oversight issues and concerns.

The board of directors may delegate specific areas of risk oversight to other committees as well. The compensation committee currently is responsible for reviewing management’s assessment of the relationship of the company’s compensation policies and practices to risk.

Director Qualifications

Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our shareholders. Our governance and nominating committee will consider, at a minimum, the following factors in recommending potential new members to our board of directors, or the continued service of existing members, in addition to other factors it deems appropriate based on the current needs and desires of our board of directors:

•	demonstrated character and integrity, an inquiring mind, experience at a strategy/policy-setting level, sufficient time to devote to our affairs and high-level managerial experience;

•	experience in one or more fields of business, professional, governmental, communal, scientific or educational endeavor;

•	whether the member/potential member is subject to a disqualifying factor, such as relationships with our competitors, customers, suppliers, contractors, counselors or consultants, or recent previous employment with us;

•	the member’s/potential member’s independence;

•	whether the member/potential member assists in achieving a mix of members that represents a diversity of background and experience, including with respect to age, gender, international background, race and specialized experience;

•	whether the member/potential member, by virtue of particular experience, technical expertise or specialized skills, will add specific value as a member;

•	any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service; and

•	whether the member/potential member has a general appreciation regarding major issues facing public companies of a size and scope similar to ours.

Our governance and nominating committee will reassess the qualifications of a director, including the director’s attendance and contributions at board of directors and board committee meetings, prior to recommending a director for re-election to another term.

Director Candidates Recommended by Shareholders

Our governance and nominating committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend individuals for consideration by our governance and nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our Governance and Nominating Committee, c/o Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission also must include certain information regarding the shareholder making the submission, including a description of all securities or contracts with a value derived in whole or in part from the value of any shares of our company’s common stock held by the shareholder or to which the shareholder is a party and a description of any material relationships between the shareholder and the recommended individual. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our governance and nominating committee and to serve if elected by our board of directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our restated bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Attendance at Annual Meeting

Our board of directors encourages each of its members to attend all annual meetings of shareholders that occur during a member’s service on our board of directors. All of the members of our board of directors who were standing for re-election attended the 2014 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has ever been an officer or employee of our company or of any of our subsidiaries or affiliates, or has had any relationship with our company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officers of which served either on our board of directors or on our compensation committee.

Communication with Our Board of Directors

You may contact our board of directors or any member of our board of directors by mail addressed to the attention of our board of directors or the specific director identified by name or title, at Hutchinson Technology Incorporated, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350. All communications will be submitted to our board of directors or the specified board member on a periodic basis.

Related Person Transactions

Our audit committee must approve any related person transaction in which our company is a participant before commencement of the transaction, provided, however, that if a related person transaction is identified after it commences, it will be brought to the audit committee for review and possible ratification. The audit committee will approve or ratify a transaction only if it determines that the transaction is beneficial to our company and that the terms of the transaction are fair to our company.

For these purposes, a “related person” includes our directors, nominees for director, executive officers, any holder of more than 5% of our common stock, and any immediate family member of any of the foregoing persons. A “related person transaction” means any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which our company is a participant and in which a related person has a direct or indirect interest, other than the following:

•	payment of compensation by us to a related person for service as a director or executive officer;

•	transactions available to all employees or all shareholders on the same terms; and

•	transactions that, when aggregated with the amount of all other transactions between the related person and us, involve less than $120,000 in a fiscal year.

In determining whether to approve a related person transaction, our audit committee will analyze factors such as whether the transaction is material to our company, the role the related person has played in arranging the transaction, the structure of the transaction and the interests of all related persons in the transaction.

Our audit committee may, in its sole discretion, approve or disapprove any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person following certain procedures designated by the audit committee. With regard to any transaction for which ratification is sought, the audit committee may require amendment or termination of the transaction.

No related person transactions were approved or identified in fiscal 2014.

PROPOSAL NO. 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, our shareholders are entitled to cast an advisory vote to approve the compensation of our named executive officers. While this vote is not binding on the company, the compensation committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

We believe that our compensation program is strongly aligned with the long-term interests of our shareholders and that there is a strong relationship between pay actually received and corporate performance. Our named executive officers are compensated in a manner consistent with the company’s strategy, competitive practice, sound corporate governance principles and shareholders’ interests and concerns. We urge you to read the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion included in this proxy statement for additional details on our company’s compensation program.

We are asking that our shareholders vote on the following resolution:

RESOLVED, that the shareholders approve on an advisory basis the compensation of Hutchinson Technology Incorporated’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Our board of directors has decided that the company will hold an advisory vote on executive compensation annually until the next vote is held regarding the frequency of shareholder votes on executive compensation. The next advisory vote on executive compensation will be held at our next annual meeting of shareholders in January 2016.

Our board of directors recommends that our shareholders vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL NO. 3 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Ltd. and their respective affiliates, known collectively as Deloitte & Touche, have been our independent registered public accounting firm since June 13, 2002. Our audit committee has selected Deloitte & Touche to serve as our independent registered public accounting firm for the fiscal year ending September 27, 2015. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection.

A representative of Deloitte & Touche will be present at the annual meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees

The following table presents the aggregate fees paid or accrued by us for professional services provided by Deloitte & Touche for fiscal 2014 and 2013.

Description of Fees	Fiscal 2014 Amount	Fiscal 2013 Amount
Audit Fees	$506,000	$519,000
Audit-Related Fees	–	45,000

Total Audit and Audit-Related Fees	506,000	564,000
Tax Fees:
Tax Compliance Fees	131,000	113,000
Tax Consultation and Advice Fees	17,000	10,000

Total Tax Fees	148,000	123,000
All Other Fees	2,000	2,000

Total	$656,000	$689,000

Audit Fees

The audit fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for audit services during each fiscal year in connection with the audit of our annual financial statements, reviews of our interim financial statements, audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory audits and/or filings, or consultations on financial accounting and reporting matters arising during the course of the audit, and audit of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The audit-related fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche related to registration statements, other SEC-required correspondence and filings, and consultation on financial accounting standards.

Tax Fees

The tax fees set forth above consist of fees paid or accrued by us for professional services provided by Deloitte & Touche for tax compliance, consisting of preparation of tax returns, tax consultation and tax advice, consisting primarily of international tax planning.

All Other Fees

The amounts shown for fiscal 2014 and 2013 consist of fees for research services.

Approval of Independent Registered Public Accounting Firm Services and Fees

        The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any audit and non-audit service and consider whether the provision of any non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. In fiscal 2014 and 2013, all of the services listed under the headings Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by our audit committee.

Our board of directors recommends that our shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 27, 2015.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of December 3, 2014, the ownership of common stock by each shareholder who we know beneficially owns more than 5% of our outstanding common stock, each director and director nominee, each named executive officer listed in the Summary Compensation Table, and all executive officers and directors as a group. At December 3, 2014, there were 32,107,143 shares of common stock issued and outstanding, each of which is entitled to one vote.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership(1)		Percentage of Outstanding Shares(2)
Directors, director nominees and executive officers:
Wayne M. Fortun	903,700	(3)	2.8%
Martha Goldberg Aronson	70,001	(4)	*
Russell Huffer	86,694	(5)	*
Frank P. Russomanno	70,486	(6)	*
Philip E. Soran	74,076	(7)	*
Thomas R. VerHage	236,400	(8)	*
Richard J. Penn	498,626	(9)	1.5%
David P. Radloff	194,008	(10)	*
D. Mark Jelkin	52,704	(11)	*
Connie L. Pautz	138,939	(12)	*
Dale M. Ruzicka	101,570	(13)	*
R. Scott Schaefer (14)	268,500	(15)	*
Executive officers and directors as a group (11 persons)	2,158,706	(16)	6.4%
Other beneficial owners:
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,896,672	(17)	5.9%

*	Less than 1%.
(1)	Unless otherwise indicated in the footnotes to this table, (a) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown, and (b) no director or executive officer has pledged as security any shares shown as beneficially owned. Includes shares subject to options and warrants or issuable upon conversion of convertible debt that is currently exercisable/convertible or will be exercisable/convertible within 60 days of December 3, 2014. Excludes fractional shares held by any listed beneficial owner.
(2)	For purposes of computing percentage ownership of each listed beneficial owner or group, shares subject to options and warrants or issuable upon conversion of convertible debt held by that person or members of the group that are currently exercisable/convertible or exercisable/convertible within 60 days of December 3, 2014 are deemed to be outstanding and beneficially owned by that person or group. These shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(3)	Of these shares, Mr. Fortun holds 177,038 in joint tenancy with his wife. Includes 566,481 shares covered by options granted to Mr. Fortun.
(4)	Includes 20,001 shares covered by options granted to Ms. Goldberg Aronson. The remaining 50,000 shares are held in a trust of which Ms. Goldberg Aronson is the trustee.
(5)	Includes 41,001 shares covered by options granted to Mr. Huffer.
(6)	Includes 15,001 shares covered by options granted to Mr. Russomanno.
(7)	Includes 7,500 shares covered by options granted to Mr. Soran.
(8)	Of these shares, Mr. VerHage holds 188,975 in joint tenancy with his wife. Includes 38,001 shares covered by options granted to Mr. VerHage.
(9)	Includes 400,168 shares covered by options granted to Mr. Penn.
(10)	Includes 171,000 shares covered by options granted to Mr. Radloff.
(11)	Includes 34,600 shares covered by options granted to Mr. Jelkin.
(12)	Includes 133,167 shares covered by options granted to Ms. Pautz.
(13)	Includes 94,167 shares covered by options granted to Mr. Ruzicka.
(14)	Retired from all positions with the company effective June 6, 2014.

(15)	Includes 214,000 shares covered by options granted to Mr. Schaefer.
(16)	Includes 1,521,087 shares covered by options granted to our executive officers and directors.
(17)	The number of shares indicated is based on information reported to the SEC in a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 10, 2014 and reflects beneficial ownership as of December 31, 2013. Dimensional Fund Advisors LP reports having sole voting power with respect to 1,853,002 of these shares. Dimensional Fund Advisors LP furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the company held by the Funds. However, all securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the fiscal 2014 compensation program for our named executive officers, who are:

•	Richard J. Penn, President and Chief Executive Officer,

•	David P. Radloff, Vice President and Chief Financial Officer,

•	D. Mark Jelkin, who was promoted to Vice President of Engineering effective April 7, 2014,

•	Connie L. Pautz, Vice President of Human Resources,

•	Dale M. Ruzicka, Vice President of Operations, and

•	R. Scott Schaefer, former Vice President and Chief Technology Officer who retired from the company effective June 6, 2014.

Compensation Philosophy

A key principle we follow in evaluating our overall executive compensation program is that the total compensation an executive receives must be aligned with the value created for our shareholders and the executive’s impact on the company’s performance. Our program is intended to attract, motivate and retain talented executives, and to reward our company’s executives for achieving the financial and strategic goals essential to our company’s long-term success.

Our executive compensation program is designed to:

•	align the financial interests of our executives with those of our shareholders by allocating a significant portion of their compensation opportunity to long-term equity-based incentives;

•	make a significant portion of an executive’s total compensation variable and performance-based, and place greater emphasis on the variable and performance-based elements as the responsibilities of a position increase;

•	provide an annual cash incentive opportunity that rewards executives’ achievement of financial and strategic business goals;

•	make our total compensation program competitive with the compensation practices of comparable companies in the technology hardware and equipment industry; and

•	avoid encouraging unnecessary or excessive risk taking.

Overview

In recent years, we have been reshaping our business model with the goal of being the lowest cost producer of suspension assemblies. We have lowered our overall cost structure by significantly improving operating efficiency, transitioning more assembly production to our lower cost Thailand operation, and consolidating U.S. operations.

In fiscal 2014, a 7% growth in suspension shipments, lower costs, and improved operational performance helped us achieve a 46% increase in gross profit compared with the prior year. We also made progress in leveraging our precision manufacturing capabilities and equipment capacity to produce components for applications other than disk drives. As part of this effort, we have been selected to provide an optical image stabilization actuator for a smartphone camera and began ramping production.

In support of progress on our turnaround strategies, the following actions were taken affecting the compensation of our named executive officers for fiscal 2014:

•	In December 2013, each of the named executive officers who had experienced a reduction in base salary in the first quarter of fiscal 2013 as part of a company-wide cost reduction effort received an increase in annual base salary sufficient to return these individuals to their former base salary levels. In addition, Messrs. Radloff and Ruzicka and Ms. Pautz received modest merit increases in base salary of 2.5% to 3.0%.

•	Payouts under the fiscal 2014 annual cash incentive program to our named executive officers (other than Mr. Schaefer, who did not receive a payout) ranged between 26.7% and 30.4% of their respective target annual incentive amounts, reflecting above-threshold performance on two of the operational goals.

•	Annual equity awards in fiscal 2014 for the named executive officers other than Mr. Jelkin were again comprised solely of stock options, and involved the same number of shares for this group of individuals as had been subject to annual option awards provided during fiscal 2013. Prior to his promotion in April 2014, Mr. Jelkin received a restricted stock unit (“RSU”) award as his annual equity award.

During fiscal 2014, our board of directors also amended our insider trading policy to prohibit our directors and officers, including the named executive officers, from pledging company stock as collateral for a loan and otherwise holding company stock in a margin account, and adopted an equity award grant policy as described below.

We hold an advisory shareholder vote on the compensation of our named executive officers as disclosed in our proxy statement on an annual basis. While these votes are not binding, the compensation committee considers the outcome of each vote when making future compensation decisions for our named executive officers. Approximately 94% of the votes were cast in favor of our executive compensation at our annual shareholders meetings in January 2014 and January 2013. The compensation committee considered these favorable outcomes in deciding not to make any significant changes in the design of our executive compensation program for or during fiscal 2014.

Compensation Elements

Total direct compensation (“TDC”) for executives consists of three primary components: (a) base salary; (b) annual cash incentive; and (c) long-term equity incentive.

•	Base Salary – Our base salary component is designed to recognize an executive’s knowledge, skills, abilities and on-going performance. We target base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to reduce and control costs in response to challenging business conditions.

•	Annual Cash Incentive – Our annual cash incentive plan is designed to place a substantial portion of an executive’s annual cash compensation at risk based on achievement of financial and operational goals. The annual incentive target amounts are set to be reflective of the market information for each executive position and, as the level of responsibility increases, represent a larger portion of an executive’s total cash compensation opportunity.

•	Long-Term Equity Incentive – The long-term incentive program for our named executive officers has historically been focused on stock options because they deliver value to the employee only if our shareholders have realized appreciation in the value of their shares held over the same period, which we believe is true “pay for performance.”

In addition to these elements of TDC, our executive compensation program includes severance arrangements for senior executives as discussed below, minimal perquisites, and participation in the same programs involving health and welfare benefits, 401(k) retirement benefits and length of service awards as are made available to our U.S. employees generally.

Pay for Performance

We believe that there should be a strong relationship between pay actually received and corporate performance (as reflected in both financial results and stock price), and our executive compensation program reflects this belief. Specifically, it has been our practice to provide a significant portion of each executive officer’s TDC opportunity in the form of an annual cash incentive opportunity and equity grants. An increasing emphasis is generally placed on these variable components of the TDC opportunity as the level of responsibility of the executive officer’s position increases. For example, for fiscal 2014, the variable components of Mr. Penn’s TDC opportunity represented 60.6% of his target TDC, while the comparable percentage for the other named executive officers ranged from 38.7% to 52.4%.

We do not, however, have specific policies governing the allocation of the target TDC opportunity among its fixed and variable components. For example, in recent years the depressed level of our company’s stock price, coupled with the compensation committee’s desire to avoid unacceptable levels of shareholder dilution and share usage under our equity incentive plan, has caused the grant date fair value of equity awards for our named executive officers to be the smallest component of their TDC.

Given the nature of the variable compensation components, the actual compensation paid out under the annual cash incentive plan or realized through the exercise of vested stock options or the settlement of vested RSUs can and does vary significantly from targeted compensation levels. Whether and to what degree the company achieves its pre-established financial and operational performance goals under the annual cash incentive plan, and the degree to which the company’s stock price increases or decreases, together determine the degree to which compensation that is actually realized corresponds to targeted compensation amounts. When we surpass performance objectives, our executives are rewarded accordingly through the operation of these variable components, but when we fall short of our objectives, compensation actually realized decreases correspondingly.

As an example, the TDC realized by Mr. Penn during the past three fiscal years (2012-2014) was $1,368,218, which represents 51.7% of his target TDC of $2,647,360 for those years. Of the TDC realized during this three-year period, 87.3% represented base salary payments. For these purposes, target TDC includes (a) annualized base salary for each year, (b) the target payout under the annual cash incentive plan for each year, and (c) the grant date fair value of the equity awards received during the three-year period. On the other hand, TDC realized for the three-year period includes (a) base salary actually received each year, (b) the actual amounts received under the annual cash incentive plan for the three-year period, and (c) the taxable value of stock options exercised and RSUs that vested and were settled during the three-year period.

Management Involvement in Compensation Process

Management presents to the compensation committee the compensation history for each executive officer, recommendations for performance measures to be used in the annual cash incentive plan and recommendations from the chief executive officer as to appropriate levels of compensation for each executive officer other than himself. The chief executive officer provides an assessment of the performance of all executive officers, their capabilities relative to their current positions and their future potential in order to give the compensation committee a basis for his compensation recommendations. For the chief executive officer, the compensation committee reviews performance feedback from each of the chief executive officer’s direct reports and from all members of the board of directors to determine the recommended level of compensation.

The compensation committee reviews all the executive officer total compensation packages to assure that they are appropriate as a whole and are equitable relative to each other. All long-term equity grants are approved by the compensation committee. Although the compensation committee’s recommendations on base salary and annual cash incentives for the executive officers have historically been presented to the board for approval, for fiscal 2014 the board delegated final approval authority on these matters to the compensation committee. The chief executive officer is not present during the voting and deliberations on his compensation.

Use of Consultants

The compensation committee has engaged Compensia, Inc. as its independent compensation consultant to review the design and operation of our executive compensation program, to identify potential changes in or enhancements to our compensation policies and practices and to provide ongoing advice and information regarding executive compensation policies and practices. As part of this process, Compensia has assisted the compensation committee in identifying a peer group of companies to serve as a source of comparative compensation market data, and has advised the compensation committee on the competitiveness of our director and executive compensation programs, the design of incentive awards and proposed performance metrics for incentive plans, and regulatory developments relating to compensation practices. Compensia representatives meet with the compensation committee during its regular meetings, including in executive sessions from time to time without members of management present, and also communicate with the compensation committee chair and the vice president of human resources between committee meetings. Aside from advising the compensation committee on executive and director compensation issues, Compensia performs no other services for us.

Based in part on policies and procedures implemented by Compensia to ensure the objectivity of its executive compensation consultants, and on the compensation committee’s assessment of Compensia’s independence pursuant to the SEC and stock exchange rules, the compensation committee concluded that the consulting advice it receives from Compensia is objective and that no conflict of interest exists that will prevent Compensia from being an independent consultant to the compensation committee.

Market Competitiveness Review

As an aid in establishing competitive ranges of base salary, incentive compensation opportunities and target direct compensation, we consider peer company compensation data compiled by Compensia from peer company proxy statement filings as well as survey data from the Radford High-Tech Industry Executive Compensation Survey (annual revenue between $200 and $500 million). For purposes of setting executive compensation for fiscal 2014, the compensation committee, as advised by Compensia, felt that the peer company and industry survey data utilized by Compensia for purposes of setting fiscal 2013 executive compensation continued to provide a useful understanding of the market. As a result, for purposes of setting fiscal 2014 compensation, Compensia updated the peer company and industry survey data that had been used to set fiscal 2013 compensation to reflect the average increase in base salaries in the market generally during 2013. In taking this approach, the peer group continued to include the same 17 companies identified for purposes of setting fiscal 2013 compensation, without a reassessment of selection factors such as comparability of industry (technology and hardware equipment), size (primarily from a revenue but also from market capitalization standpoint) and operating model (large internal manufacturing operations). The 17 companies included in the peer group for purposes of setting compensation for both fiscal 2013 and 2014 consisted of the following:

Axcelis Technologies, Inc.	Key Tronic Corporation	Powerwave Technologies, Inc.

Bel Fuse, Inc.	Measurement Specialties, Inc.	Pulse Electronics Corporation

Cray, Inc.	Methode Electronics, Inc.	SigmaTron International, Inc.

Datalink Corporation	NeoPhotonics Corporation	SL Industries, Inc.

EMCORE Corporation	Oclaro, Inc.	STEC, Inc.

GSI Group, Inc.	Oplink Communications, Inc.

The compensation data derived from these sources, which show percentile compensation levels for various executive positions with comparable job responsibilities, has been used to inform the compensation committee’s decisions on base salary, annual cash incentives, long-term equity incentives and allocations between these three components of TDC. The compensation committee does not, however, establish specific percentile compensation parameters for each position based on the market data. Instead, the market data is one of many factors that the compensation committee considers in the determination of executive compensation levels. Other factors considered include the responsibilities of the position, the individual’s experience, individual performance in areas such as leadership, strategic contributions and execution of responsibilities, the company’s performance and financial position, succession planning and retention strategies, and restructuring and cost reduction efforts.

Base Salary

Annual base salaries are set early in each fiscal year after the compensation committee gives consideration to both market data for comparable positions and an assessment of the executive officer’s value to the company relative to peers in the labor market. In making these assessments, the compensation committee (in setting the chief executive officer’s salary) and the chief executive officer (in making recommendations to the compensation committee for other executive officers) consider factors such as those outlined above in the market competitiveness discussion.

In December 2013, our compensation committee approved a 5%-6% increase in base salaries for Messrs. Penn, Radloff and Schaefer and for Ms. Pautz, in order to return these individuals to their base salary levels in effect prior to a reduction in their base salaries in the first quarter of fiscal 2013 as part of a company-wide cost reduction effort. The compensation committee approved an additional 2.5% increase for Mr. Radloff and a 3.0% increase for Ms. Pautz to more closely align their salaries with the market 25th percentile. Mr. Ruzicka and Mr. Jelkin had not been subject to the fiscal 2013 salary reduction action, but Mr. Ruzicka received a 2.5% merit increase in base salary for fiscal 2014, and Mr. Jelkin received a 17.3% increase in his base salary in connection with his promotion to vice president in April 2014.

Annual Cash Incentive

In structuring the annual cash incentive plan for executives for fiscal 2014, the compensation committee again decided to include both company-wide financial and operational goals. The company financial measures utilized for fiscal 2014 were the level of the company’s fiscal year end cash balance (net of borrowings under its revolving credit facility) and the level of the company’s profitability (measured by operating earnings or earnings before taxes (“EBT”) depending on the performance level) during the fourth quarter or second half of fiscal 2014, with the profitability measure subject to adjustment in the discretion of the compensation committee for items such as gains or losses from foreign exchange transactions that the committee believes are not representative of the underlying performance of the company. The company financial goals approved for fiscal 2014 are summarized as follows:

Performance Level
Performance Measure	Threshold	Target	Maximum
Net Cash Balance	$40 million	$45 million	$50 million
Profitability	Positive operating income in Q4 FY2014	Positive EBT in Q4 FY2014	Positive EBT in 2nd half FY2014

The first of the three operational measures selected by the compensation committee for fiscal 2014 involved achieving an increased annual volume of suspension assembly shipments over fiscal 2013 (425 million units at threshold, 450 million at target and 470 million at maximum), with an alternative threshold performance measure of achieving a 25% market share in suspension assembly sales. The other two operational measures selected involved a reduction in the average production cost per unit for single-stage suspension assemblies during the fourth quarter of fiscal 2014 as compared to the year earlier quarter, and a reduction in the average variable production cost per unit for dual-stage suspension assemblies over the same quarterly comparison. The compensation committee assessed the difficulty of achieving the cost reduction goals during fiscal 2014 as comparable to the difficulty of achieving the unit shipment increases. These operational measures were selected and the related goals established because of their importance not only to performance in fiscal 2014, but also to the company’s longer-term goal of becoming the industry’s lowest cost producer of suspension assemblies.

Each named executive officer’s annual cash incentive opportunity for fiscal 2014 was allocated among the performance measures described above as follows: 25% to each of the company Net Cash Balance and Profitability goals, 20% to the suspension assembly shipments goal and 15% to each of the production cost goals. The compensation committee also determined a recommended annual cash incentive target amount, expressed as a percentage of base salary, for each named executive officer in the first quarter of fiscal 2014 as summarized in the following table:

Name	Incentive Target Amount as % of Base Salary
Richard J. Penn	100%
David P. Radloff	60%
D. Mark Jelkin (1)	50%
Connie L. Pautz	50%
Dale M. Ruzicka	40%
R. Scott Schaefer	50%

(1)	Mr. Jelkin’s incentive target amount was increased from 25% to 50% of his base salary in connection with his April 2014 promotion.

Mr. Penn’s target percentage for fiscal 2014 reflected an increase from 80% in fiscal 2013 to better align his bonus opportunity with peer group and market data. As a result of his promotion to Vice President of Engineering in April 2014, Mr. Jelkin transitioned from the non-executive annual cash incentive plan to the executive plan, and his incentive target amount was increased from 25% to 50% of his base salary. The non-executive plan included the same operational goals as the executive plan, substituted an operating income goal for the two financial goals in the executive plan, and equally weighted all four goals. The incentive target percentages for the other executive officers were unchanged from fiscal 2013.

Achievement of threshold performance with respect to any performance measure ordinarily would result in a payout of 50% of the target payout allocated to that performance measure, while meeting or exceeding the specified maximum level of performance ordinarily would result in a payout of 200% of the target payout allocated to that performance measure. Performance between the specified threshold, target and maximum levels ordinarily would result in a proportionate payout between the indicated payout levels. The annual cash incentive program for fiscal 2014 also provided that total payouts would be capped at target level if EBT was not positive for the fiscal year.

For fiscal 2014, we achieved performance between threshold and target levels on the suspension assembly shipments goal (432 million units shipped) and on one of the two production cost goals, but did not achieve threshold level performance on the other production cost goal or on any of the financial goals. As a result, the payouts to Messrs. Penn, Radloff and Ruzicka and to Ms. Pautz were each equal to 26.68% of their respective target cash incentive amounts, reflecting the proportionate achievement between threshold and target levels as well as the weightings of goals that were achieved. Mr. Jelkin’s payout was equal to 30.4% of his applicable target cash incentive amount, reflecting his participation in the non-executive incentive plan during the first half of the fiscal year. Due to his retirement before the end of the fiscal year, Mr. Schaefer did not receive an annual incentive payout. The amounts paid to our named executive officers are summarized as follows:

Name	Incentive Amount Paid ($)	Incentive Amount Paid as % of Base Salary Paid
Richard J. Penn	113,390	27.0
David P. Radloff	45,943	16.2
D. Mark Jelkin (1)	22,763	12.1
Connie L. Pautz	25,346	13.5
Dale M. Ruzicka	22,518	10.7

(1)	Mr. Jelkin’s amount paid as a percentage of base salary reflects the changes in his base salary, target bonus percentage and incentive plan associated with his April 2014 promotion.

Long-Term Equity Incentive

For fiscal 2014, the compensation committee decided that equity awards to our executive officers again would consist solely of stock options, after having included time-vested RSUs in the award mix in fiscal 2012. This decision reflected the perceived greater turnaround incentive value of stock options for our most senior employees. RSUs continue to be utilized for awards to other employees. Because equity awards for fiscal 2014 were granted before Mr. Jelkin became an executive officer, he received an RSU award.

Consistent with previous years, our annual equity granting process for fiscal 2014 began with the compensation committee providing direction to management on the total number of shares available to grant for the year, considering current and projected overhang as well as comparative run rates determined by reference to practices within the technology industry and guidelines published by institutional investors and proxy advisory services. For these purposes, a share multiplier of 1.5:1 was applied to any projected “full value” RSU awards. Calculated on this basis, the compensation committee decided that the pool of shares available for equity awards to all employees and directors in fiscal 2014 should reflect a run rate of approximately 3.2% of the shares outstanding at the beginning of the fiscal year, compared to a 5.9% level used in fiscal 2013 and a 4.8% level used in fiscal 2012. The targeted run rates for fiscal 2012 and 2013 had been higher primarily due to additional RSU awards granted during those years to employees below the executive officer level as part of the company’s overall retention efforts. The targeted run rate for fiscal 2014 awards was well within guidelines published by proxy advisory services.

Once the size of the available share award pool was determined based on the targeted run rate, management then developed recommended percentage allocations of the total shares available for the annual grants to each of four employee groups (executive officers, director-level employees, middle managers and non-management key contributors) in a manner intended to be consistent, to the greatest degree possible, with market practices for distributing long-term equity incentives among those employee groups and with the company’s other objectives in providing equity-based compensation, such as retention and alignment with shareholder interests. Recommended equity grants to individuals within the executive officer group were based on a consideration of the factors outlined earlier in the market competitiveness discussion, including the experience of the individuals in their positions and their TDC relative to market. The chief executive officer makes this assessment for each executive officer other than himself.

The chief executive officer then provided these equity grant recommendations to the compensation committee for review and approval. The chief executive officer’s equity grants were determined by the compensation committee. All annual equity grants for executive officers for fiscal 2014 were approved by the compensation committee at its last regularly-scheduled meeting during calendar year 2013, consistent with past practice. The annual equity grants for fiscal 2014 to the named executive officers as approved by the compensation committee are summarized as follows:

Name	Options Awarded (# shares)	RSUs Awarded (# shares)	Grant Date Fair Value ($)
Richard J. Penn	100,000	—	228,030
David P. Radloff	60,000	—	136,818
D. Mark Jelkin	—	16,000	47,680
Connie L. Pautz	50,000	—	114,015
Dale M. Ruzicka	50,000	—	114,015
R. Scott Schaefer	50,000	—	114,015

In connection with his retirement in June 2014, Mr. Schaefer voluntarily surrendered for cancellation his outstanding option awards that had been granted prior to fiscal 2009, and the compensation committee accelerated the vesting and exercisability of any unvested option and RSU awards that he retained.

Equity Award Grant Policy

In December 2013, our board of directors approved a policy governing the grant of equity awards. The policy provides that the compensation committee must approve awards to any officer or director of the company, and that our CEO may, consistent with any applicable delegation of authority from the compensation committee, approve awards to other employees. Annual equity awards generally will be approved by the compensation committee at its regularly-scheduled meeting in late November/early December of each year. Other awards may be approved at times when a “blackout period” under our insider trading policy is not in effect, or during a blackout period if the effective date of the award does not occur until after the blackout period ends. The grant date of any award will be the date the award is approved by the compensation committee or the CEO, unless the approving authority specifies a later grant date.

Severance and Change in Control Arrangements

We have entered into severance and change in control agreements with the named executive officers. These agreements generally provide for payments of severance benefits and health insurance premiums to an executive if the executive’s employment with the company is terminated by the company without cause or by the executive for “good reason,” in either case within 24 months of a change in control of the company or a division of the company. Payments and benefits available under these agreements and the company’s severance pay plan are described more fully in the “Potential Payments Upon Termination or Change in Control” section of this proxy statement. The compensation committee believes these severance and change in control agreements are important as a recruitment and retention device, are an important part of a competitive overall compensation program for the executives involved, and will mitigate concerns that the executives may have regarding their continued employment prior to or following a change in control, thereby allowing the executives to focus their undivided attention on advancing the interests of the company and its shareholders.

Stock option and any other equity-based awards granted under our plans provide for “double trigger” treatment in the event of a change in control, meaning that if the award continues in place after the change in control, vesting and exercisability of that award will not be accelerated unless the executive’s employment is terminated involuntarily (other than for cause) within 24 months following the change in control transaction, in the case of awards made under the 1996 Incentive Plan, or one year following the change in control transaction, in the case of awards made under the 2011 Incentive Plan. The compensation committee believes this structure effectively creates incentives for our executive team to obtain the highest value possible should we be acquired and provides a powerful retention device during the uncertain times preceding a change in control transaction, without providing accelerated benefits to executives who continue to enjoy employment after such a transaction. The compensation committee also believes this structure is more attractive to potential acquiring companies than a “single trigger” structure, because these companies may place significant value on retaining members of our executive team.

The severance and change in control agreements described above are, however, limited to the degree necessary to avoid causing such payments and benefits to be subject to the excise tax on “parachute payments” under the Internal Revenue Code.

Ownership Guidelines

Our board of directors believes that directors and executive officers of the company should have a significant equity interest in the company, and has established stock ownership guidelines to encourage share ownership. The guidelines specify that each covered individual should hold shares of our common stock equal in value to at least the amount specified in the following table:

Leadership Position	Value of Shares
Non-employee director	5x annual cash retainer as board member
Chief executive officer	5x annual base salary
Chief financial officer, chief technology officer and senior vice presidents	2x annual base salary
Vice presidents	1x annual base salary

Individuals subject to the guidelines are expected to hold a minimum of 50% of net profit shares from option exercises and 100% of the net profit shares from any other equity-based awards until they satisfy the ownership guidelines. Shareholdings are valued for these purposes based on the greater of (i) the closing price of our common stock as of the most recent fiscal year end, or (ii) the acquisition value of the shares (the purchase price of shares that have been purchased or the taxable value of shares received through an equity-based compensation award). As of the end of fiscal 2014, each of our non-employee directors, but none of our named executive officers, had stock holdings with a value equal to or greater than that specified by the guidelines. Our company also has an insider trading policy which, among other things, prohibits executive officers from hedging the economic risk of their company stock ownership and from pledging the company shares they own.

Compensation Actions Taken for Fiscal 2015

During the first quarter of fiscal 2015, our compensation committee and board approved base salaries, annual cash incentive plan target payout percentages and performance goals, and equity-based compensation awards for our named executive officers for fiscal 2015. The structure of the annual cash incentive plan for fiscal 2015 for our named executive officers is similar to the structure used in fiscal 2014, with the financial goals tied to company revenue and operating profit and the operational goals involving market adoption of our optical image stabilization actuator product and average cost per suspension assembly produced. The annual equity-based compensation awards for our named executive officers for fiscal 2015 were again comprised solely of stock options and involved a similar number of shares in the aggregate.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

    Philip E. Soran, Chair

    Martha Goldberg Aronson

    Russell Huffer

Compensation Risk Assessment

The company engaged Compensia to prepare an update of Compensia’s June 2013 risk assessment report for consideration by the compensation committee at its June 2014 meeting. The company provided Compensia with current information on its pay policies and practices applicable to its employees generally, including the named executive officers, and on the basis of that information Compensia prepared the update to its detailed risk assessment, which considered multiple aspects of pay mix and base salary, annual bonus programs, equity incentives, ownership guidelines and trading policies, severance and benefits, and leadership.

Based on the compensation committee’s review of Compensia’s updated risk assessment report, the committee concluded that the company’s compensation policies and practices do not encourage excessive risk taking and that any risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on the company. Compensia’s summary conclusions included the following observations, which were key factors in the committee’s risk determination:

•	compensation is reasonable in comparison with market levels;

•	variable compensation programs are designed with risk-limiting characteristics, including:

•	appropriately limited potential payouts for short-term programs,

•	performance goals that are sufficiently difficult and in alignment with the company’s strategic objectives, and

•	internal controls that minimize the likelihood of excessive risk taking;

•	the program is balanced in terms of its significant components:

•	short- and long-term variable compensation are properly mixed, and

•	cash and equity compensation are properly mixed; and

•	an independent compensation committee effectively oversees the company’s compensation programs.

Summary Compensation Table

The table and footnotes below describe the total compensation earned in fiscal 2014, 2013 and 2012 by our named executive officers.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Richard J. Penn President and Chief Executive Officer	2014 2013 2012	420,198 385,005 388,708	— — 18,700	228,030 172,050 42,580	113,390 — 43,682	7,700 11,194 9,394	769,318 568,249 503,064

David P. Radloff Vice President and Chief Financial Officer	2014 2013 2012	282,979 256,857 279,626	— — 13,600	136,818 69,258 30,967	45,943 — 20,371	5,566 5,395 6,869	471,306 331,510 351,433

D. Mark Jelkin (5) Vice President of Engineering	2014	187,519	47,680	—	22,763	4,735	262,697

Connie L. Pautz Vice President of Human Resources	2014 2013 2012	187,268 169,712 185,690	— — 12,750	114,015 69,258 19,355	25,346 — 13,459	5,351 4,313 5,299	331,980 243,283 236,553

Dale M. Ruzicka (6) Vice President of Operations	2014 2013	209,860 163,614	— —	114,015 46,172	22,518 —	4,572 3,807	350,965 213,593

R. Scott Schaefer (7) Vice President and Chief Technology Officer	2014 2013 2012	241,782 298,130 325,642	— — 13,600	214,684 57,715 30,967	— — 30,729	4,474 5,889 7,353	456,466 361,734 408,291

(1)	The “Salary” column presents the base salary earned during each of the applicable fiscal years. All of the named executive officers were required to take 10 days off without pay during the first two quarters of fiscal 2013, and the resulting reduction in base salary is reflected in the amounts shown here.
(2)	The amounts shown in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of the RSU and option awards, respectively, granted during each of the applicable fiscal years computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of equity awards granted in fiscal 2014, see Note 5, “Employee Benefits – Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2014.
(3)	The “Non-Equity Incentive Plan Compensation” column presents cash bonuses earned during each of the applicable fiscal years under our annual cash incentive plan.
(4)	At least two-thirds of the amounts shown in the “All Other Compensation” column for each named executive officer for fiscal 2014 represent company contributions to that officer’s 401(k) Plan, with the remainder composed of payments for tax and financial planning assistance and/or certain recognition awards.
(5)	Mr. Jelkin was promoted to Vice President of Engineering effective April 6, 2014. Amounts shown include compensation earned by Mr. Jelkin in the beginning of fiscal 2014 prior to his promotion to an executive officer position.
(6)	Mr. Ruzicka was promoted to Vice President of Operations effective December 5, 2012. Amounts shown include compensation earned by Mr. Ruzicka in the beginning of fiscal 2013 prior to his promotion to an executive officer position.
(7)	Mr. Schaefer retired from the company effective June 6, 2014. Amounts shown include compensation earned by Mr. Schaefer in fiscal 2014 prior to and in connection with his retirement. The amount shown as Mr. Schaefer’s option award includes both the grant date fair value ($114,015) of his fiscal 2014 option award when it was granted and the incremental fair value ($100,669) of certain of his option awards that were modified to provide for accelerated vesting upon his retirement. These fair values were calculated as referenced in footnote 2 above.

Grants of Plan-Based Awards

For their service during fiscal 2014, the named executive officers received two types of plan-based awards: a stock option award granted on December 3, 2013 under the 2011 Incentive Plan, and an award under our annual cash incentive plan that was paid in the first quarter of fiscal 2015.

Option Awards Under the 2011 Incentive Plan

Option awards granted under the 2011 Incentive Plan during fiscal 2014 to employees of our company, including the named executive officers, have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option vests and becomes exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant and has a 10-year term. The vested portion of the options may be exercised while the participant is employed by us, and ordinarily for three months after employment ends (unless employment is terminated for cause). If, however, employment ends after the participant has been employed by us for at least 10 years and has reached age 55, the vested portion of an option will remain exercisable for three years after the date employment ends. If a participant’s employment ends because of death or disability, the vested portion of an option will remain exercisable for one year after the date employment ends. In no case will an option be exercisable beyond the end of its original term.

In the event of a merger or consolidation involving our company, an option award can be assumed by the surviving or successor corporation or replaced by an equity-based award with the same value. If no such assumption or replacement is made, the compensation committee may accelerate the vesting of the option or cancel the option and pay to the holder an amount in cash equal to the spread between the fair market value of the shares subject to the option immediately prior to the change in control and the aggregate exercise price of those option shares. In addition, if a surviving or successor corporation assumes or replaces an option award following a change in control and subsequently terminates the employment of the holder without cause, the vesting of such award will be accelerated if the termination occurs within one year of the change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

Annual Cash Incentive Plan

Under the annual cash incentive plan, executive officers can receive cash payouts after the completion of each fiscal year if specified performance objectives established at the beginning of the fiscal year are attained. An annual incentive target amount, expressed as a percentage of base salary, is approved for each executive officer. The plan for fiscal 2014 was structured so that the actual cash incentive paid to an executive officer could range from 0 to 200% of that officer’s annual incentive target, depending on the performance of our company against the relevant financial and operational business goals.

For each executive officer, 50% of the total cash incentive opportunity was dependent on the degree to which our company achieved corporate financial goals, split evenly between a net cash balance goal and a profitability goal, 20% was dependent on a suspension assembly shipment goal, and 30% was dependent on each of two production cost goals. The company achieved threshold level performance on two of the three operational business goals, and did not achieve threshold level performance on either of the financial goals, resulting in the payouts reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please see the Compensation Discussion and Analysis section of this proxy statement for more information regarding the plan’s goals and the company’s performance against those goals.

The following table summarizes the stock option and annual cash incentive plan awards made to the named executive officers during fiscal 2014:

Grants of Plan-Based Awards in Fiscal 2014

Name	Grant Date	Estimated Future Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
		Threshold (1) ($)	Target (2) ($)	Maximum (3) ($)
Richard J. Penn		31,875	425,000	850,000	—	—	—	—
	12-03-13				—	100,000	2.98	228,030
David P. Radloff		12,915	172,200	344,400	—	—	—	—
	12-03-13	—	—	—	—	60,000	2.98	136,818
D. Mark Jelkin (6)		6,734	74,876	149,752	—	—	—	—
	12-03-13	—	—	—	16,000	—	—	47,680
Connie L. Pautz		7,125	95,000	190,000	—	—	—	—
	12-03-13	—	—	—	—	50,000	2.98	114,015
Dale M. Ruzicka		6,330	84,400	168,800	—	—	—	—
	12-03-13	—	—	—	—	50,000	2.98	114,015
R. Scott Schaefer (7)		12,188	162,500	325,000	—	—	—	—
	12-03-13	—	—	—	—	50,000	2.98	214,684	(8)

(1)	Threshold amounts can be calculated for each individual performance measure, and in each case are equal to 50% of the target amount payable with respect to that measure. The amounts reported as threshold amounts in the table represent the payout that would have been made if threshold performance was achieved for the performance measure assigned the lowest weight in the plan, assuming that threshold performance was not achieved for any other performance measure.
(2)	Target amounts represent a percentage of each named executive officer’s base salary at the time of grant: 100% for Mr. Penn, 60% for Mr. Radloff, 50% for Mr. Jelkin (Mr. Jelkin’s incentive target amount was increased from 25% to 50% of his base salary in connection with his April 2014 promotion), 50% for Ms. Pautz, 40% for Mr. Ruzicka, and 50% for Mr. Schaefer.
(3)	Maximum amounts represent 200% of each named executive officer’s target amount.
(4)	The exercise price of options awarded during fiscal 2014 was the closing sale price of a share of our company’s common stock on the NASDAQ Global Select Market on the date of grant.
(5)	Represents the grant date fair value of options and RSUs awarded during fiscal 2014 computed in accordance with FASB ASC Topic 718. For additional information regarding our calculation of the grant date fair value of equity awards granted in fiscal 2014, see Note 5, “Employee Benefits—Stock Options,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2014.
(6)	Because equity awards for fiscal 2014 were granted before Mr. Jelkin became an executive officer, he received an RSU award as his annual equity award, which can be settled upon vesting for 16,000 shares of our common stock.
(7)	Mr. Schaefer was not eligible to receive a payout under his annual cash incentive plan award because of his retirement from the company before the end of the fiscal year.
(8)	The amount shown includes both the grant date fair value ($114,015) of Mr. Schaefer’s fiscal 2014 option award when it was granted and the incremental fair value ($100,669) of certain of his option awards that were modified to provide for accelerated vesting upon his retirement in June 2014. These fair values were calculated as referenced in footnote 5 above.

Outstanding Equity Awards

The table below provides information on each named executive officer’s outstanding equity awards as of September 28, 2014. The equity awards consist of stock options granted under the 1996 Incentive Plan and 2011 Incentive Plan and RSUs granted under the 2011 Incentive Plan.

Outstanding Equity Awards at Fiscal 2014 Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
Richard J. Penn	12-1-04	12,750	—	32.77	12-1-14
	11-30-05	15,500	—	27.46	11-30-15
	11-29-06	30,000	—	23.05	11-29-16
	11-28-07	30,000	—	26.21	11-28-17
	12-3-08	40,000	—	3.03	12-3-18
	12-2-09	55,000	—	7.35	12-2-19
	12-1-10	55,000	—	3.03	12-1-20
	11-29-11	22,000	11,000	1.70	11-29-21
	11-29-11					3,666	13,198
	10-11-12	16,667	33,333	1.59	10-11-22
	12-04-12	50,000	50,000	1.53	12-04-22
	12-03-13	—	100,000	2.98	12-03-23
David P. Radloff	12-1-04	5,000	—	32.77	12-1-14
	11-30-05	6,000	—	27.46	11-30-15
	11-29-06	10,000	—	23.05	11-29-16
	11-28-07	10,000	—	26.21	11-28-17
	12-3-08	10,000	—	3.03	12-3-18
	12-2-09	16,000	—	7.35	12-2-19
	12-1-10	30,000	—	3.03	12-1-20
	11-29-11	16,000	8,000	1.70	11-29-21
	11-29-11					2,666	9,598
	12-04-12	30,000	30,000	1.53	12-04-22
	12-03-13	—	60,000	2.98	12-03-23
D. Mark Jelkin	12-1-04	800	—	32.77	12-1-14
	11-30-05	1,600	—	27.46	11-30-15
	11-29-06	4,000	—	23.05	11-29-16
	11-28-07	5,000	—	26.21	11-28-17
	12-2-09	12,000	—	7.35	12-2-19
	12-1-10	12,000	—	3.03	12-1-20
	11-29-11					2,666	9,598
	11-12-12					9,500	34,200
	12-03-13					16,000	57,600
Connie L. Pautz	12-1-04	3,275	—	32.77	12-1-14
	11-30-05	3,500	—	27.46	11-30-15
	11-29-06	3,500	—	23.05	11-29-16
	11-28-07	4,000	—	26.21	11-28-17
	12-3-08	5,500	—	3.03	12-3-18
	12-2-09	20,000	—	7.35	12-2-19
	12-1-10	20,000	—	3.03	12-1-20
	11-29-11	10,000	5,000	1.70	11-29-21
	11-29-11					2,500	9,000
	12-04-12	30,000	30,000	1.53	12-04-22
	12-03-13	—	50,000	2.98	12-03-23

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
Dale M. Ruzicka	12-1-04	4,200	—	32.77	12-1-14
	11-30-05	6,000	—	27.46	11-30-15
	11-29-06	5,000	—	23.05	11-29-16
	11-28-07	5,000	—	26.21	11-28-17
	12-3-08	7,500	—	3.03	12-3-18
	12-2-09	12,000	—	7.35	12-2-19
	12-1-10	12,000	—	3.03	12-1-20
	11-29-11					2,333	8,399
	12-04-12	20,000	20,000	1.53	12-04-22
	12-03-13	—	50,000	2.98	12-03-23
R. Scott Schaefer (4)	12-3-08	20,000	—	3.03	12-3-18
	12-2-09	35,000	—	7.35	12-2-19
	12-1-10	35,000	—	3.03	12-1-20
	11-29-11	24,000	—	1.70	11-29-21
	12-04-12	50,000	—	1.53	12-04-22
	12-03-13	50,000	—	2.98	12-03-23

(1)	Each stock option granted on November 29, 2011, and on December 3, 2013 vests and becomes exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant. Each stock option granted on December 4, 2012 vests and becomes exercisable as to 50% of the shares subject to the option on the first anniversary of the date of grant and as to 25% of the shares subject to the option on each of the second and third anniversaries of the date of grant.
(2)	Each RSU award granted on November 29, 2011 (and, with respect to Mr. Jelkin, the RSU award granted on December 3, 2013) vests as to one-third of the shares represented by the unit on each of the first, second and third anniversaries of the date of grant. The RSU award granted to Mr. Jelkin on November 12, 2012 vests as to 50% of the shares represented by the unit on the first anniversary of the date of grant and as to 25% of the shares represented by the unit on each of the second and third anniversaries of the date of grant.
(3)	Equals the number of unvested units multiplied by the fair market value of our stock on September 28, 2014 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on September 26, 2014, the last trading day of the fiscal year).
(4)	In connection with his retirement in June 2014, Mr. Schaefer voluntarily surrendered for cancellation his outstanding option awards that had been granted prior to fiscal 2009 and the compensation committee accelerated the vesting and exercisability of any unvested equity awards that he retained.

Option Exercises and Stock Vested

None of the named executive officers exercised stock options during fiscal 2014. One-third of the shares represented by each RSU award granted in fiscal 2012 vested during each of fiscal 2013 and 2014, and 50% of the shares represented by Mr. Jelkin’s RSU award granted in fiscal 2013 vested during fiscal 2014.

Option Exercises and Stock Vested During Fiscal 2014

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Penn	—	—	3,667	11,184	(1)
David P. Radloff	—	—	2,667	8,134	(1)
D. Mark Jelkin	—	—	12,167	38,344	(2)
Connie L. Pautz	—	—	2,500	7,625	(1)
Dale M. Ruzicka	—	—	2,333	7,116	(1)
R. Scott Schaefer	—	—	5,333	14,026	(3)

(1)	Equals the number of vested units multiplied by the fair market value of our stock on the vesting date of November 29, 2013 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on that date).
(2)	Equals the number of vested units (9,500 and 2,667) multiplied by the fair market value of our stock on the vesting dates of November 12, 2013 and November 29, 2013, respectively (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on that date).

(3)	Equals the number of vested units (2,667 and 2,666) multiplied by the fair market value of our stock on the vesting dates of November 29, 2013 and June 6, 2014, respectively (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on that date).

Potential Payments Upon Termination or Change in Control

The information below describes the compensation that would become payable under existing plans and arrangements if the employment of the five named executive officers who remained employed by the company at fiscal 2014 year-end terminates under certain circumstances or if a change in control of the company occurs. For Mr. Schaefer, whose employment with the company terminated upon his retirement in June 2014, the information below describes the compensation paid to him upon termination.

Severance Pay Plan

We maintain a severance pay plan that is applicable generally to all U.S.-based full-time employees, including the named executive officers. Benefits under the severance pay plan are available to qualifying employees whose employment ends due to a “severance event” as determined by company management. Examples of a severance event include the closure of the facility at which an employee works or elimination of the employee’s position as a result of a permanent reduction in our workforce or an organizational change.

The severance pay plan provides that each of the company’s chief executive officer and chief financial officer (and the company’s chief technology officer, if any) will receive a lump sum severance payment equal to (a) 1.5 times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for 12 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for 12 months.

The severance pay plan provides that each vice president will receive a lump sum severance payment equal to (a) one times his or her annual base salary in effect immediately prior to termination of employment, (b) an amount equal to the officer’s average annual cash incentive plan payout received for the most recent three fiscal years, and (c) premiums for six months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment in effect as of the termination of his or her employment. Each such officer will also receive outplacement services for six months.

Different tiers of benefits are provided to director-level employees and plant managers, and to all other qualifying employees. Receipt of severance benefits is conditioned upon the execution of a release agreement.

Severance and Change in Control Agreements

All of our named executive officers are party to a severance and change in control agreement pursuant to which he or she will be eligible to receive specified payments and benefits if our company terminates such officer’s employment other than for cause, or such officer terminates his or her employment with our company for good reason, within 24 months following a “change in control event.” Under the agreement, a “change in control event” generally means the occurrence of any of the following:

•	any person becomes the beneficial owner of 50% or more of the voting power of our equity securities;

•	a majority of our board of directors no longer consists of individuals who were directors on the effective date of the agreement or who, since that time, were nominated for election or elected by our board of directors;

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated;

•	our shareholders approve a complete liquidation or dissolution of our company; or

•	the sale, discontinuation or disposition of all or substantially all, or a material portion of, the business or assets of a division to which such key employee was assigned.

A change in control event will not, however, occur in connection with a transaction described if 50% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

The payments and benefits provided under the severance and change in control agreements will be in lieu of any payments and benefits to which the officer would otherwise be entitled under the company’s severance pay plan in connection with such a termination of employment.

The severance and change in control agreements entered into with the chief executive officer and chief financial officer provide for a lump sum payment in the event of such a termination of employment equal to (a) two times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (b) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (c) premiums for 24 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

The severance and change in control agreements entered into with each vice president provide for a lump sum payment in the event of such a termination of employment equal to (a) 1.5 times the greater of the officer’s annual base salary immediately prior to the termination of employment or such annual base salary immediately prior to the change in control event, (b) an amount equal to the greater of the officer’s target bonus for the bonus period in which the termination occurs or for the bonus period in which the change in control event occurs, and (c) premiums for 18 months of coverage under the company’s group health and dental plans, calculated by reference to the officer’s coverage and enrollment level in effect as of the termination of his or her employment or, if it results in a greater benefit, as of the date immediately prior to the change in control event.

Equity Incentives

Under the 1996 Incentive Plan and the option award agreements under that plan, if a plan participant’s employment ends because of death or disability, all outstanding stock options vest in full and remain exercisable for three years after the date employment ends. If employment ends for a reason other than death or disability or cause, the plan provides that a stock option will remain exercisable for the following periods of time after the date employment ends, but only to the extent it was exercisable before employment ended: for participants who have been employed by our company for at least 10 years and who have reached the age of 55, the stock option will remain exercisable for three years after the date employment ends; for all other participants, the stock option will remain exercisable for three months after the date employment ends. In no case will an option be exercisable beyond the end of its original term. If employment ends for cause, no stock options may be exercised after the date employment ends. The exercisability or vesting of awards made under the 1996 Incentive Plan on or after January 30, 2008 (including all awards with any unvested options as of the end of fiscal 2014) will accelerate upon a change in control only if the awards are not continued, canceled or replaced in connection with the change in control or if a participant’s employment is terminated involuntarily (other than for cause) within 24 months following a change in control transaction in connection with which an option was continued or replaced.

Under the 1996 Incentive Plan, a “change in control” generally occurs if:

•	any person becomes the beneficial owner of 30% or more of the voting power of our equity securities;

•	a majority of our board of directors no longer consists of individuals who were directors at the time the plan was adopted or who, since that time, were nominated for election or elected by our board of directors; or

•	a reorganization, merger or consolidation involving our company, or a sale of all or substantially all of our company’s assets, is consummated.

A change in control will not, however, occur in connection with a transaction described in the last bullet above if 70% or more of the voting power of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

If a change in control occurs, the 1996 Incentive Plan also provides that our compensation committee may cancel outstanding stock options and pay to the holders an amount in cash equal to the spread between the fair market value of the shares subject to the option immediately prior to the change in control and the aggregate exercise price of those option shares. The acceleration of awards or the making of cash payments in exchange for canceling awards in connection with a change in control will, however, be limited to the degree necessary to avoid having any portion of such compensation become subject to the excise tax on “parachute payments” under the Code.

If there is a proposed dissolution or liquidation of our company, a proposed sale of substantially all of its assets or a proposed merger or consolidation involving our company, the 1996 Incentive Plan provides that our compensation committee may:

•	substitute for any existing stock options new options or voting common stock issued by the corporation surviving any merger or consolidation or, if appropriate, its parent corporation; or

•	declare prior to any such event that outstanding stock options will be canceled and immediately make all options fully exercisable. The compensation committee may choose to pay to holders of options an amount in cash equal to the spread between the fair market value of the shares subject to the option, as measured by the per share consideration to be received by our shareholders as a result of the event, and the aggregate exercise price of those shares.

The stock options and RSU awards granted under the 2011 Incentive Plan have similar termination and change in control provisions as those contained in the stock option awards granted under the 1996 Incentive Plan, as it was amended in 2008, except as follows:

•	Under the 2011 Incentive Plan, if a plan participant’s employment ends because of death or disability, an option may be exercised for one year after the date employment ends, but only to the extent it was exercisable before employment ended (as opposed to full acceleration and three years of exercisability).

•	If a change in control involving a reorganization, merger or consolidation, or asset sale occurs under the 2011 Incentive Plan, the vesting of awards can be accelerated or the awards cancelled in exchange for payment only if the awards are not continued, assumed or replaced by the surviving or successor entity. If a change in control involving a change in voting interest or a turnover in the majority of the board, however, the 2011 Incentive Plan provides that the compensation committee has discretion in deciding whether to accelerate the vesting of awards or cancel them in exchange for payment.

•	The 2011 Incentive Plan provides that if a surviving or successor entity continues, assumes or replaces an award following a change in control and subsequently terminates the employment of the holder without cause, the vesting of such award will be accelerated if the termination occurs within one year of the change in control (as opposed to 24 months).

•	In the event the shareholders of the company approve the complete liquidation or dissolution of the company, all outstanding awards under the 2011 Incentive Plan will vest and will terminate immediately prior to the consummation of any such proposed action.

Annual Incentive Payouts

An executive officer must be employed on the last day of a fiscal year to be entitled to receive annual cash incentive compensation pursuant to our annual cash incentive plan. If employment ends due to death or disability before the last day of a fiscal year, our compensation committee has discretion to pay a prorated amount of the cash incentive the executive officer would have received under the annual cash incentive plan had the death or disability not occurred.

Estimated Payments That Would Have Been Made to Messrs. Penn, Radloff, Jelkin and Ruzicka and Ms. Pautz

The compensation amounts shown below are estimates of the amounts that would have become payable to each named executive officer employed by our company on September 28, 2014, the last day of our most recent fiscal year, if his or her employment had terminated on such date. The calculations for severance in connection with a change in control assume that the change in control and severance both occurred on the last day of the fiscal year and that equity awards were not continued, assumed or replaced by a surviving or successor entity in connection with a change in control.

Name	Severance Without a Change in Control ($)	Severance in Connection With a Change in Control ($)	Death or Disability ($)
Richard J. Penn
Severance Pay Plan (1)	706,529	—	—
Severance and Change in Control Agreement (2)	—	1,308,337	—
Acceleration of unvested stock options (3)	—	253,339	—
Acceleration of unvested RSUs (4)	—	13,198	—

Total	706,529	1,574,874	—

David P. Radloff
Severance Pay Plan (1)	469,295	—	—
Severance and Change in Control Agreement (2)	—	779,562	—
Acceleration of unvested stock options (3)	—	114,500	—
Acceleration of unvested RSUs (4)	—	9,598	—

Total	469,295	903,660	—

D. Mark Jelkin
Severance Pay Plan (5)	232,280		—
Severance and Change in Control Agreement (6)	—	445,019	—
Acceleration of unvested stock options (3)	—	—	—
Acceleration of unvested RSUs (4)	—	101,398	—

Total	232,280	546,417	—

Connie L. Pautz
Severance Pay Plan (5)	211,274	—	—
Severance and Change in Control Agreement (6)	—	405,005	—
Acceleration of unvested stock options (3)	—	102,600	—
Acceleration of unvested RSUs (4)	—	9,000	—

Total	211,274	516,605	—

Dale M. Ruzicka
Severance Pay Plan (5)	227,072	—	—
Severance and Change in Control Agreement (6)	—	417,837	—
Acceleration of unvested stock options (3)	—	72,400	—
Acceleration of unvested RSUs (4)	—	8,399	—

Total	227,072	498,636	—

(1)	Lump sum payment equal to 1.5 times annual base salary; average annual cash incentive payout for fiscal 2014, 2013 and 2012; and 12 months of medical and dental insurance premiums.
(2)	Lump sum payment equal to two times annual base salary, target annual cash incentive amount for fiscal 2014, and 24 months of medical and dental insurance premiums.
(3)	The value of the acceleration is equal to the difference between the fair market value of our stock on September 28, 2014 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on September 26, 2014, the last trading day of the fiscal year) and the exercise price of each unvested option. Options granted under the 2011 Incentive Plan would not accelerate upon death or disability.
(4)	The value of the acceleration is equal to the fair market value of our stock on September 28, 2014 (using the closing sale price of a share of our common stock on the NASDAQ Global Select Market on September 26, 2014, the last trading day of the fiscal year) for each unvested RSU. The RSUs were granted under the 2011 Incentive Plan, which does not provide for acceleration upon death or disability.
(5)	Lump sum payment equal to one times annual base salary; average annual cash incentive payout for fiscal 2014, 2013 and 2012; and six months of medical and dental insurance premiums.
(6)	Lump sum payment equal to 1.5 times annual base salary, target annual cash incentive amount for fiscal 2014, and 18 months of medical and dental insurance premiums.

Payments Made to Mr. Schaefer Upon His Retirement in Fiscal 2014

In connection with Mr. Schaefer’s retirement effective on June 6, 2014, he voluntarily surrendered for cancellation all of his outstanding and unexercised stock options granted to him prior to fiscal 2009, cumulatively involving 69,500 shares, and the compensation committee approved the accelerated vesting and exercisability of all unvested stock option and RSU awards that he retained, cumulatively involving 85,666 shares. The value of this accelerated vesting of equity awards on June 6, 2014 was $26,972, calculated for stock options based on the difference between the per share fair market value of our stock on June 6, 2014 ($2.21, the closing price of a share of our common stock on the NASDAQ Global Select Market on that date) and the per share exercise price of each stock option subject to accelerated vesting, and calculated for the RSUs based on the same June 6, 2014 fair market value per RSU. The stock option awards subject to accelerated vesting remain exercisable until June 6, 2017, the third anniversary of his retirement, consistent with the post-retirement exercise period prescribed by our 2011 Incentive Plan for stock options already vested at the time a retirement occurs. Mr. Schaefer was not entitled to any payments or benefits under our severance pay plan in light of the voluntary nature of his retirement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 28, 2014 for compensation plans under which securities may be issued:

Plan Category	Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity Compensation Plans Approved by Securityholders	3,914,483	(1)	9.803	1,563,462	(2)
Equity Compensation Plans Not Approved by Securityholders	—		—	69,420	(3)
Total	3,914,483			1,632,882

(1)	Reflects securities to be issued under the 1996 Incentive Plan and 2011 Incentive Plan.
(2)	Includes securities available for future issuance under the 2011 Incentive Plan other than upon the exercise of an outstanding option or the vesting of an outstanding RSU.
(3)	Includes securities available for future issuance under the Hutchinson Technology Incorporated Non-Employee Directors Equity Plan, through which our non-employee directors can elect to receive some or all of the retainer payments to which they are entitled in the form of shares of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than 10% of our common stock to file reports of their ownership of our common stock and changes in their ownership with the SEC. None of our officers or directors failed to file any required report on a timely basis during fiscal 2014.

AUDIT COMMITTEE REPORT

The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm in regard to our company’s financial reporting and controls respecting accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

We have (a) reviewed and discussed with management and our company’s independent registered public accounting firm our company’s audited financial statements for the fiscal year ended September 28, 2014, management’s assessment of the effectiveness of our company’s internal control over financial reporting and our company’s independent registered public accounting firm’s evaluation of our company’s internal control over financial reporting; (b) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (c) received the written disclosures and the letter from our company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with our company’s independent registered public accounting firm their independence.

Based on the review and discussions with management and our company’s independent registered public accounting firm referred to above, we recommended to our company’s board of directors that the audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2014 for filing with the SEC.

Audit Committee:

    Thomas R. VerHage, Chair

    Russell Huffer

    Frank P. Russomanno

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for fiscal 2014, including financial statements, and a letter to our shareholders are being mailed with this proxy statement directly to our shareholders of record. Shareholders whose shares are held in a brokerage, bank or similar account will receive these materials from the organization holding the account. The proxy materials also can be found on the Internet at www.htch.com/proxymaterials. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2014 may do so without charge by writing to David P. Radloff, Vice President and Chief Financial Officer, 40 West Highland Park Drive NE, Hutchinson, Minnesota 55350.

As of the date of this proxy statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

By Order of the Board of Directors,

Peggy Steif Abram

Secretary

Dated: December 17, 2014

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if you

marked, signed and returned your proxy card.

      INTERNET/MOBILE – http://www.proxypush.com/htch

              Use the Internet  to vote your proxy until 11:59 p.m. (CT)

              on January 28, 2015.

    PHONE – 1-866-883-3382

              Use a touch-tone telephone to vote your proxy until

              11:59 p.m. (CT) on January 28, 2015.

      MAIL – Mark, sign and date your proxy card and return

              it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.
1. Election of directors:	01 Wayne M. Fortun	05 Frank P. Russomanno		☐ Vote FOR	☐ Vote WITHHELD
	02 Martha Goldberg Aronson	06 Philip E. Soran		all nominees	from all nominees
	03 Russell Huffer	07 Thomas R. VerHage		(except as marked)
04 Richard J. Penn
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote on executive compensation			☐ For	☐ Against	☐ Abstain

3. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for the 2015 fiscal year			☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HUTCHINSON TECHNOLOGY INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS

Thursday, January 29, 2015

10:00 a.m. (Central Time)

40 West Highland Park Drive NE

Hutchinson, Minnesota 55350

Hutchinson Technology Incorporated 40 West Highland Park Drive NE Hutchinson, Minnesota 55350	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 29, 2015.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Wayne M. Fortun, Richard J. Penn, and Russell Huffer, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.